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                                                                   Exhibit 10.37


                                [EXEGENICS LOGO]

January 10, 2003

Dr. Arthur P. Bollon
13227 Cedar Lane
Dallas, TX 75234


              Re:  Separation from Employment with eXegenics, Inc.

Dear Dr. Bollon:


     The purpose of this letter agreement (the "Agreement") is to set forth the terms of your separation from employment with eXegenics, Inc. (the "Company"). Payment of the Separation Pay and Benefits described below is contingent on your agreement to and compliance with the terms and conditions of this Agreement, as set forth below.

     1. SEPARATION OF EMPLOYMENT. Your separation of employment with the Company is effective January 10, 2003 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company.

     2. SEPARATION PAY, BENEFITS AND STOCK OPTIONS. In exchange for the mutual promises set forth in this Agreement, and following your execution of this Agreement, the Company agrees to provide you with the following Separation Pay and Benefits:


          (a) The Company shall provide you with a lump sum payment of $268,000, which includes payment of your current salary and car allowance at your regular rate of pay through November 30, 2003. This payment, less applicable taxes and withholdings (the "Separation Pay") will be paid to you by January 14, 2003.


          (b) You shall be entitled to continuation of your participation in the Company's medical insurance coverage plan through November 30, 2003, to the same extent that such coverage is extended to current Company employees, and on the same terms as such insurance coverage is presently extended to you. You will have the right, subject to all the requirements of COBRA, to continue your medical and dental insurance thereafter pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

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         (c)  You shall receive payment for your accrued but untaken vacation days as of your Separation Date in the gross amount of $19.230, less applicable taxes and withholdings, which is payment in full for 20 days.

         (d) The Company has agreed that all of your unvested options will vest as of your Separation Date, and the term of exercise for all such options will be extended to three years from your Separation Date, except for the options that will expire prior to December 31, 2005 as a result of the 10-year exercise period limitation. A schedule of your outstanding options is attached hereto.

     You acknowledge and agree that the Separation Pay, Benefits and agreement regarding options are not otherwise due or owing to you under any the Company employment agreement (oral or written) or the Company policy or practice and that the Company owes you no other wages, payments, money or benefits other than specially provided for in this Agreement.

    3.   OTHER AGREEMENTS/SURVIVAL OF OTHER AGREEMENTS.

         (A) You have agreed that, at the time you execute this Agreement, you shall resign as a member of the Board of Directors of the Company, effective December 31, 2002. You will submit such resignation in writing to the Board.

         (B) The Company has agreed that you may utilize your office at the Company for a period of six months commencing on the Separation Date. You will have limited access to the Company computer network; thus, you will need to make arrangements for an Internet email address. You agree that you will not hold yourself out as affiliated with the Company during the time you have use of the Company office. Your use of the Company office is at your sole risk and liability and shall not be covered under the Company insurance policy in any respect.

         (C) You expressly acknowledge and agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.


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          (D)  You further agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

          (E) It is the Company's policy to provide no information regarding its employees to third parties, and consistent with this policy, in the event the Company is contacted by a prospective employer, the Company will only provide information relating to your position, title, period of employment and salary.

          (F) You and the Company acknowledge that your Employment Agreement with the Company dated March 1, 1992 is hereby terminated in all respects except that paragraphs 6, 7, and 8 shall survive in all respects. Notwithstanding the foregoing, the Company understands that you may make a proposal to the Company for the purchase of certain Company assets. The Company agrees that such a proposal shall not be deemed to violate any of your surviving obligations under the Employment Agreement.

     4. YOUR RELEASE OF CLAIMS. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay and Benefits discussed in Section 2, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal Claims against the Company(1/) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the "Execution Date"). Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

____________________

1/    For purposes of this paragraph, the Company includes the Company, its predecessors and successors, and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

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     Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

     ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.

     ** Claims under any other state or federal employment-related statute, regulation or executive order relating to wages, hours or any other terms and conditions of employment.

     **   Claims under the Federal Age Discrimination in Employment Act.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach or express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     ** Any other Claim arising under state or federal law, including any statutory or common law entitlement to attorneys' fees or costs.

     Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

     IT IS THE COMPANY'S DESIRE AND INTENT TO MAKE CERTAIN THAT YOU FULLY UNDERSTAND THE PROVISIONS AND EFFECTS OF THIS AGREEMENT. TO THAT END, YOU HAVE BEEN ENCOURAGED AND GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL FOR THE PURPOSE OF REVIEWING THE TERMS OF THIS AGREEMENT.

     ALSO, CONSISTENT WITH THE PROVISIONS OF CERTAIN DISCRIMINATION LAWS, NOTHING IN THIS RELEASE SHALL BE DEEMED TO PROHIBIT YOU FROM CHALLENGING THE VALIDITY OF THIS RELEASE UNDER APPLICABLE DISCRIMINATION LAWS (THE ''DISCRIMINATION LAWS'') OR FROM FILING A CHARGE OR COMPLAINT OF EMPLOYMENT-RELATED DISCRIMINATION WITH THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (''EEOC'') OR APPLICABLE STATE AGENCY, OR FROM PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY THE EEOC. FURTHER, NOTHING IN THIS RELEASE OR AGREEMENT SHALL BE DEEMED TO LIMIT THE COMPANY'S RIGHT TO SEEK IMMEDIATE DISMISSAL OF SUCH CHARGE OR COMPLAINT ON THE BASIS THAT YOUR SIGNING OF THIS AGREEMENT CONSTITUTES A FULL





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RELEASE OF ANY INDIVIDUAL RIGHTS UNDER THE DISCRIMINATION LAWS, OR TO SEEK
RESTITUTION TO THE EXTENT PERMITTED BY LAW OF THE ECONOMIC BENEFITS PROVIDED TO YOU UNDER THIS AGREEMENT IN THE EVENT THAT YOU SUCCESSFULLY CHALLENGE THE VALIDITY OF THIS RELEASE AND PREVAIL IN ANY CLAIM UNDER THE DISCRIMINATION LAWS.

     5.        MATTERS RELATING TO YOUR RELEASE OF CLAIMS.

     (a) You acknowledge that you have been advised to consult with an attorney regarding this Agreement and that you have been given an opportunity to discuss this Agreement with an attorney. You also acknowledge that you have been given at least twenty-one
               (21) calendar days from receipt of this Agreement to consider and decide whether or not to enter into this Agreement. You further acknowledge that you have had reasonable and sufficient time to review this Agreement, discuss it with an attorney, and are voluntarily signing it without duress or coercion on the date indicated below. You acknowledge that you have read this Agreement in its entirety and understand its meaning and effect.

     (b) This Agreement will not become effective or enforceable until the eighth calendar day after you have signed it (such eighth calendar day is the "Effective Date"). You understand that if you wish to revoke this Agreement for any reason or for no reason at all, you may do so during the first seven (7) calendar days following your signing it by delivering written notice of such revocation to WaLisa M. Davenport, Director HR & Administration for the Company, at 2110 Research Row, Dallas, Texas 75235 or by telecopying such written notice to Ms. Davenport at (214) 353-0294. You also understand that if no such notice of revocation is received by the date and time indicated, this Agreement shall become effective and enforceable as of the eighth day following your signing it.

     6. ENTIRE AGREEMENT/MODIFICATION/WAIVER/CHOICE OF LAW/ENFORCEABILITY. You acknowledge and agree that, with the exception of the terms of Employment Agreement that are specific above, and the terms of any stock option agreements, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company's right to seek enforcement of such provision in the future. This Agreement shall be governed by and construed in accordance with the laws of Texas, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Texas in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Texas and that material witnesses

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          and documents would be located in Texas. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.


     By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.


                                        eXegenics, Inc.


                                        By:  RONALD L. GOODE
                                             -----------------------------
                                             Dr. Ronald L. Goode
                                        Its: President & CEO


                                        Dated: 1/10/03
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Confirmed, Agreed and Acknowledged:

ARTHUR P. BOLLON
------------------------------------
Dr. Arthur P. Bollon


Date Executed:   1-10-03
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